EXHIBIT 2.1(A)

AMENDMENT NO. 1 TO THE
SHARE EXCHANGE AGREEMENT

THIS AMENDMENT NO. 1 TO THE SHARE EXCHANGE AGREEMENT, dated and effective as of the October 17, 2006 (this "Amendment"), is by and among SRKP 1, Inc. a Delaware corporation (the “Company”); KGE Group Limited, a Hong Kong Corporation (the “Seller”); and Full Art International, Ltd., a Hong Kong company (“Full Art”). The Company, the Seller and Full Art are collectively referred to herein as the “Parties”. Terms not defined in this Amendment shall have such meanings as set forth in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Share Exchange Agreement dated as of August 21, 2006 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement by entering into this Amendment;

WHEREAS, the Company desires to acquire from Seller, and Seller desires to sell to the Company, the Full Art Shares in exchange (the “Exchange”) for the issuance by the Company of an aggregate of 43,304,125 shares (the “Company Shares”) of Company Common Stock to the Seller and its designees on the terms and conditions set forth the Agreement, as amended by this Amendment;

WHEREAS, immediately after the Exchange and concurrently with the Closing (as that term is described below), the Company will issue to certain investors an aggregate of 2,320,875 shares of Company Common Stock further to the Equity Financing (as that term is defined herein) so that immediately after the Closing and after giving effect to the Equity Financing, there will be 50,000,000 shares of stock outstanding.

WHEREAS, Section 11.5 of the Agreement permits the parties to amend the Agreement only by a written instrument executed by the Parties.

NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereby agree to amend the Agreement as follows:

A G R E E M E N T:

1. Section 1.2 of the Agreement is hereby amended and restated as follows:

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP on or before October 17, 2006 (the “Closing Date”) at 6:00 p.m. Pacific Time, or at such place and time as mutually agreed upon by the parties hereto.

2. A new Section 3.7 is added to the Agreement in “Article III. Representations And Warranties Of Full Art”, as follows:

3.7 Conflict of Interest. Full Art acknowledges that it is aware and understands the following facts and circumstances that may, individually and in the aggregate, create a conflict of interest: (i) WestPark Capital, Inc., an NASD member (“WestPark”), is the placement agent for the Equity Financing and WestPark will be paid a commission of the gross proceeds from the Equity Financing for its services; (ii) Richard Rappaport, who is the founder, Chief Executive President and indirectly holds a 100% interest in WestPark, is also the President, a Director and controlling stockholder of the Company who beneficially holds approximately 51% of the Company’s common stock (prior to the Share Exchange); (iii) Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark, is also the Secretary, Chief Financial Officer, and a Director; (iv) Debbie Schwartzberg is a noteholder of the parent company of WestPark, which entitles her to a 1.5% interest in the net profits of the parent company of WestPark, and is also a controlling stockholder of the Company holding approximately 33.6% of the Company’s outstanding common stock (prior to the Share Exchange); (v) Thomas Poletti is a partner of Kirkpatrick & Lockhart Nicholson Graham LLP, which is providing U.S. legal representation to Full Art and Seller with respect to the Exchange, and Mr. Poletti is also a stockholder of other SRKP shell companies of which Messrs. Rappaport and Pintsopoulos are officers and directors thereof; and (vi) Glenn Krinsky is a stockholder of the Company holding approximately 7.9% of the outstanding common stock (prior to the Share Exchange) and Mr. Krinsky is also partner with the law firm of Ropes & Gray LLP, which has conducted affiliated transactions with WestPark in the past (items (i) through (vi) in this Section are herein referred to as, the “Conflicts of Interest). Full Art hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

4. A new Section 4.7 is added to the Agreement in “Article IV. Representation And Warranties Of The Seller”, as follows:

4.7 Conflict of Interest. Seller acknowledges that it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.7, that may, individually and in the aggregate, create a conflict of interest. Seller hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

5. Section 7.1 of the Agreement is hereby amended and restated as follows:

7.1 Conditions Precedent to Closing The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a) That each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement.

(b) That the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

(c) The Company shall have cancelled 3,125,000 shares of Common Stock owned by the certain of its shareholders;

(d) That the Company shall have engaged a public relations firm prior to Closing that is mutually acceptable to the Company and Full Art, and

(e) The Company shall have concluded an equity financing of up to $3,713,400 at the time of Closing (the “Equity Financing”).

(f) That the Company, immediately after and concurrently with the closing of the Share Exchange, shall issue 100,000 shares of its common stock and five year warrants to purchase 232,088 shares of its common stock at a per share exercise price of $1.60 for investor relations services (the “IR Securities”).

6. A new Section 2.15 is added to the Agreement in “Article II. Representations And Warranties Of The Company”, as follows:

2.15 Conflict of Interest. The Company acknowledges that it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.7, that may, individually and in the aggregate, create a conflict of interest. The Company hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

7. Except as amended herein, the Agreement shall remain in full force and effect.

8. This Amendment may be executed in any number of facsimile counterparts, each of which shall be an original, but which together constitute one and the same instrument. This Amendment may be executed and delivered by facsimile.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment to the Share Exchange Agreement as of the date first set forth above.

SRKP 1, INC.

By:	/s/ Richard Rappaport
Name: Richard Rappaport
Title: President

FULL ART INTERNATIONAL, LTD.

By:	/s/ Ken Luo Yi
Name: Ken Luo Yi
Title: Chairman and CEO

KGE GROUP LIMITED

By:	/s/ Ken Luo Yi
Name: Ken Luo Yi
Title: Chairman and CEO

SCHEDULE I

KGE Group Limited	37,736,452
Oscar Partners Ltd.	1,484,713
New Vigor Investment Ltd.	1,299,124
SuperEminence Capital Ltd.	1,651,743
Weganza, Inc.	1,132,094
FirstAlliance Financial Group, Inc.	2,000,000
Total: